Exhibit 99.1

THE PANTRY ANNOUNCES

PRICING OF $250 MILLION

SENIOR UNSECURED NOTES OFFERING

CARY, NC, July 25, 2012 – The Pantry, Inc. (NASDAQ: PTRY) today announced that it has priced its private offering of $250 million in senior unsecured notes due 2020 (the “Notes”). The Notes will be sold to investors at a price of 100.000% of the principal amount thereof and will bear interest at a rate equal to 8.375% per annum. The offering is expected to close on August 3, 2012, subject to customary closing conditions. The Company intends to use the proceeds from the offering, together with borrowings under a new term loan and available cash, to repay its outstanding term loans and senior subordinated notes.

The Notes will not be registered under Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts (including, but not limited to, expectations regarding the notes offering) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expected,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the Notes offering will be consummated as currently contemplated, or at all. Consummation of the Notes offering is subject to numerous conditions and factors, many of which are beyond the Company’s control, including conditions prevailing in the capital markets, and economic, political and market factors. The Company does not undertake any obligation to update any forward-looking statements.

Contact: Berry Epley

(919) 774-6700